VOTING AGREEMENT

This Voting Agreement (this “Voting Agreement”), dated as of February 6, 2015, is between Jeffrey Moore and his affiliates as listed on the signature page hereof (collectively, the “Proxy Group”) and Sitestar Corporation, a Nevada corporation and its Board of Directors as listed on the signature page hereof (collectively, the “Company”) (individually, a “Party”; collectively, the “Parties”).

RECITALS

WHEREAS, the Proxy Group and the Company are currently involved in a contested proxy contest (the “Proxy Contest”);

WHEREAS, the Parties mutually desire, pursuant to a Settlement Agreement of even date herewith (the “Settlement Agreement”) and this Voting Agreement, to settle the Proxy Contest;

WHEREAS, each Party and each of its members is the owner of the shares of the Company’s stock as indicated in their filings with the Securities and Exchange Commission (“SEC”) as of the date hereof;

WHEREAS, the Parties own, in the aggregate, in excess of 50% of the outstanding shares of Company voting common stock; and

WHEREAS, the Parties have determined that it would be in the best interests of the Company and all of its shareholders and in their own individual best interests (as shareholders of the Company), to enter into and perform their respective obligations under this Voting Agreement: (i) in order to provide a greater opportunity for shareholders to participate in the management of the Company; and (ii) as a means for resolving disputes that have arisen among some of Company’s shareholders over the management of the Company.

NOW THEREFORE, in consideration of the promises and respective mutual agreements herein contained, it is agreed by and between the Parties hereto as follows:

RECITALS

1. Certain Definitions. For purposes of this Voting Agreement:

1.1 The Proxy Group and each of its members and the Board of Directors of the Company shall be referred to herein individually as a “Shareholder” and collectively as “Shareholders.”

1.2 Phrases such as the “Company Shares of a Shareholder” or a “Shareholder’s Company Shares” or “his/her/its Company Shares” or any similar phrases shall mean all of the shares of voting common stock of the Company owned of record or beneficially by the Shareholders or any affiliates of the Shareholders, including every signatory to this Voting Agreement, as of the date hereof, and any and all additional shares of voting common stock of the Company the record or beneficial ownership of which is acquired hereafter and during the term of this Voting Agreement by such Shareholder or any affiliate of such Shareholder, whether as a result of a stock dividend or stock split or pursuant to antidilution protection or otherwise not in violation of the Settlement Agreement or this Voting Agreement.

1.3 The term “affiliate” when used with reference to any Shareholder shall mean (i) any member of the Shareholder’s immediate family residing in such Shareholder’s household; and (ii) any corporation, limited liability company, partnership or other entity of which the Shareholder or any members of the Shareholder’s immediate family owns, individually or in the aggregate, a majority of the outstanding shares or other equity ownership interests in such entity that entitle or give any or all of them the power to elect a majority of the members of the board of directors or other governing body of such entity.

2. Voting by the Shareholders of their Company Shares. Each Shareholder covenants and agrees, separately and not jointly, that during the term of this Voting Agreement, such Shareholder shall vote all of its, his or her Company Shares, and shall take all other reasonably necessary or desirable actions within its, his, or her control (including voting its, his, or her Company Shares, in person or by proxy, at all Company shareholders meetings and by executing and submitting to Company written consents solicited from shareholders in lieu of such meetings), in accordance with the following terms and provisions:

2.1 Board Composition. At all times during the term of this Voting Agreement, the number of open board seats available on the Company’s Board of Directors (the “Board”), shall be set at six such that no vacancies exist on the Board and each Shareholder covenants and agrees that he/she/it shall take all action within such Shareholder’s power and control to prevent that number of board seats from being changed, including by voting against any amendment to the Bylaws of Company to effect such a change.

2.2 Nomination and Election of Company Directors. Each Shareholder covenants and agrees, severally and not jointly with any of the other Shareholders, that during the term of this Voting Agreement:

(a) In connection with any election of any directors of Company, whether at a shareholders meeting or by written consent of the shareholders of Company, such Shareholder shall nominate the following individuals to serve as the sole members of the Company Board (collectively, the “Directors”) and shall actively support and take all other actions within his/her/its control to assure, and shall not oppose in any manner, the nomination of the Directors for election to the Board as the Company’s sole directors:

(1) Frank Erhartic, Jr.

(2) Dan Judd

(3) Roger Malouf

(4) Jeffrey Moore

(5) Steven Kiel

(6) Jeremy Gold

(b) At each election of Directors (whether at a shareholders meeting or by written consent of the shareholders of Company), such Shareholder shall vote or cause to be voted all of his/her/its Company Shares “for” the election to the Board of each of the Directors as the Company’s sole directors, and shall not vote any of his/her/its Company Shares (i) against or withhold its, his, or her vote or written consent from, the election of any of the Directors as Company’s sole directors, nor (ii) give his/her/its written consent to the election to the Company Board of any other candidates that may be nominated for election or appointment to the Company Board.

(c) Such Shareholder shall not take any action, and shall oppose any action by any other shareholders of Company, to remove any of the Directors as directors of Company, except for cause, as defined in the Nevada Revised Statutes in effect at the time.

(d) The Shareholders shall not take any actions to create any vacancies on the Company Board.

(e) The Shareholders shall not enter into any agreement with or support the efforts of any other person to take any action which, if taken directly by such Shareholder, would constitute or result in a breach of any of such Shareholder’s covenants or agreements contained in this Section 2.

2.3 Vacancies. If, at any time during the term of this Voting Agreement, any Director ceases to serve as a member of the Board, whether as a result of removal, resignation, death, incapacitation or for any other reason, the resulting vacancy on the Board shall be filled as follows:

(a) If the Director who has ceased to serve on the Board is a nominee of the Proxy Group, all of the Shareholders shall vote for the election of or cause to be appointed, to fill that vacancy on the Board, a person approved or designated in writing by the remaining Proxy Group directors; and

(b) If the Director who has ceased to serve on the Board is a nominee of Frank Erhartic, Jr. and Dan Judd (“Management”), all of the Shareholders shall vote for the election of or cause to be appointed to fill that vacancy on the Board, a person approved or designated in writing by the remaining Management directors.

3. Representations and Warranties. Each Shareholder represents, severally with respect to itself, himself, or herself (as the case may be), to the other Shareholders as follows:

 3.1 Ownership of Shares. Such Shareholder owns, of record and beneficially, the Company Shares as indicated in their filings with the SEC as of the date hereof and is entitled to exercise all voting and consent rights with respect to such Shares, free and clear of any and all liens and encumbrances of any kind or nature, including any obligations (contractual or other) to obtain the consent or approval of any other person in order to vote his/her/its Company Shares in accordance with this Voting Agreement.

3.2 Proxies. Such Shareholder has not, prior to or on, and will not during the term of this Voting Agreement, execute or deliver any proxy or power of attorney, or enter into any voting agreement, voting trust, shareholder agreement or similar arrangement relating to the voting of his/her/its Company Shares other than any that have expired or been terminated prior to the date hereof.

3.3 Authority and Binding Obligation. Such Shareholder has full power and capacity to execute and deliver and perform his/her/its obligations under this Voting Agreement and has duly executed and delivered this Voting Agreement, which constitutes the valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms. Such Shareholder is not obligated or required, whether pursuant to any contract or agreement, writ or order, or otherwise, to obtain any consents or approvals from any third parties in connection with such Shareholder’s execution and delivery or performance of this Voting Agreement, other than any consents or approvals which have already been obtained by such Shareholder.

3.4 Fiduciary Obligations. Such Shareholder, if he is also a Director of the Company, has familiarized himself with the obligations of a Director under Nevada law.

4. Certain Covenants.

4.1 Legend on Share Certificates.

(a) Concurrently with the execution of this Voting Agreement, each Shareholder shall submit all of its, his, or her stock certificates evidencing its, his, or her ownership of Company Shares to outside legal counsel for the Company to have either: (i) placed on such certificates the legend set forth on Exhibit A hereto or a legend substantially similar thereto (the “Legend”); or (ii) its, his, or her existing certificate(s) cancelled and replaced by new certificates of like tenor containing such Legend.

(b) Each Shareholder acknowledges that, during the term of this Voting Agreement, the Company will not remove the foregoing Legend from any Shareholder’s Company share certificate(s) or replace any such share certificate(s) with one or more other Company share certificates that do not contain the Legend as long as such shares are held by the Proxy Group member.

(c) If, during the term of this Voting Agreement, a Shareholder: (i) acquires any additional Company Shares, whether as a result of a stock dividend or stock split or pursuant to antidilution protection or otherwise not in violation of the Settlement Agreement or this Voting Agreement; or (ii) surrenders any of his/her/its Company Share certificates to the Company for replacement certificates, the above-referenced Legend shall be placed on the certificate(s) that will be issued to evidence such Shareholder’s ownership of such additional Company Shares or the replacement certificates (as the case may be). Each member of the Proxy Group covenants and agrees that if he/she/it acquires record or beneficial ownership of any outstanding shares of Company common stock during the term of this Voting Agreement, promptly thereafter that member of the Proxy Group shall surrender the share certificate(s) evidencing such shares to Company for the issuance, in place thereof, of one or more new certificate(s) bearing the Legend.

(d) If any member of the Proxy Group holds shares in “street name,” that member of the Proxy Group will provide the Company’s outside legal counsel with all information regarding all Company Shares held in street name, including the name and address of the member of the Proxy Group’s broker(s), sufficient that the Company’s outside legal counsel may send a letter to that member of the Proxy Group’s broker(s) advising such broker(s) that the restriction described in this section 4.1 is applicable to the Company Shares held in street name.

 4.2 Proxy. Each Shareholder hereby grants, as security for the performance by such Shareholder of his/her/its covenants, obligations and agreements under this Voting Agreement, a proxy and power of attorney to Frank Erhartic, Jr., with full power of substitution and resubstitution, to vote or cause to be voted and to give written consents with respect to, such Shareholder’s Company Shares in accordance with the terms of this Voting Agreement, for and in the name of such Shareholder; provided, however, that such proxy and power of attorney shall not become exercisable unless and until such Shareholder fails to comply with or otherwise breaches any of his/her/its covenants or obligations contained in this Voting Agreement. The foregoing proxy and power of attorney are coupled with an interest and, as security for the performance of such Shareholder’s covenants and obligations hereunder, shall be irrevocable until, but shall terminated on, the earlier of (i) the expiration of the term of this Voting Agreement or (ii) any termination of this Voting Agreement pursuant to Section 5 hereof.

4.3 Prohibition on Share Transfers. Nothing in this Voting Agreement, shall prevent a Shareholder from selling or otherwise transferring or disposing of any or all of his/her/its Company Shares. In connection with any such sale or transfer the Company shall remove the Legend from any certificate representing the transferred shares; provided that to the extent any shares are transferred to an affiliate of a Shareholder, the transferred shares shall remain subject to this Agreement and to the extent the transferee is not already a party, such transferee shall sign a joinder to this Agreement.

4.4 Shareholder Rights. Subject to the Settlement Agreement and this Voting Agreement, each Shareholder shall be entitled to exercise all of his/her/its rights as a shareholder of Company.

4.5 No Other Voting Agreements. During the term of this Voting Agreement, no Shareholder shall deposit or cause to be deposited any of such Shareholder’s Company Shares in to a voting trust or enter into or subject any of such Shareholder’s Company Shares to any other voting agreement or arrangement.

4.6 No Disparagement. Each Shareholder covenants and agrees that he/she/it shall not make any “ad hominem” or personal verbal attacks or charges or make any disparaging remarks or disparaging statements regarding the Company or any other of the Shareholders; it being understood, however, that the express of opinions or disagreements with respect to any proposals or suggestions that any other Shareholder may make in his/her/its capacity as a director or shareholder of the Company, and statements of the reasons for such opinions or disagreements, shall not constitute a violation of this Section 4.6, provided that such opinions and expressions of disagreement are not personal in nature and are expressed in a business-like manner and tenor.

5. Term and Termination.

 5.1 The term of this Voting Agreement shall commence on the Effective Date set forth in the opening paragraph of this Voting Agreement and shall continue in full force and effect for the shorter of (a) 12 months from the Effective Date and (b) until the next annual meeting of the shareholders of the Company, but shall not be applicable to any vote taken at such annual meeting.

5.2 Notwithstanding anything to the contrary contained in this Section 5, however, this Voting Agreement may be terminated at any time on such date that is fixed by unanimous written agreement of the Shareholders as the date on which this Voting Agreement shall terminate.

5.3 Notwithstanding anything to the contrary contained in this Section 5, however, this Voting Agreement may be renewed for any term at any time on such date that is fixed by unanimous written agreement of the Shareholders as the date on which this Voting Agreement shall renew.

5.4 If this Voting Agreement is renewed for one or more renewal periods or is terminated pursuant to this Section 5, then, for purposes of this Voting Agreement, the phrases “Term of this Voting Agreement” or “term of this Voting Agreement” or any variant thereof shall mean the period from the Effective Date to the date on which this Voting Agreement is terminated in the manner set forth herein.

6. Miscellaneous.

6.1 Equitable Remedies. Each Shareholder acknowledges and agrees that (i) any breach of this Voting Agreement by any of the Shareholders would result in irreparable harm to the other Shareholders (the “Non-Breaching Parties”) and (ii) money damages would not, in and of themselves, be an adequate remedy for any such breach. Accordingly, in the event of a breach or any threatened breach by any Shareholder (a “Breaching Party”) of any of such Shareholder’s covenants or obligations contained in this Voting Agreement, each Non-Breaching Shareholder, acting individually (or, if such Shareholder so elects, jointly with any of the other Non-Breaching Shareholders), shall be entitled to bring a proceeding in any court of competent jurisdiction to obtain equitable relief, including temporary, preliminary and final injunctive relief, to cause such breach to be halted or to prevent the threatened breach from occurring, as well as an order specific performance requiring the Breaching Party to comply with the covenants or agreements breached or threatened to be breached by the Breaching Party. In no event shall any Non-Breaching Shareholder be obligated to join any of the other Non-Breaching Shareholders in any such proceeding as a condition to the awarding of equitable remedies or relief as contemplated by this Section 6.1. Each Shareholder hereby waives any requirement for the posting of any bond or cash deposit or other form of security as a condition to the awarding or continuance of any such equitable remedies or relief. The equitable remedies provided for in this Section 6.1 shall not constitute the exclusive remedies or relief available to the Non-Breaching Shareholders for any breach of this Voting Agreement by another Shareholder, but shall be in addition to all other rights and remedies, available at law or in equity, to any of the Non-Breaching Shareholders.

6.2 Amendment; Waiver.

(a) Amendments. This Voting Agreement may not be amended except by a written agreement or instrument executed and delivered by all of the Shareholders.

(b) Waivers. No waiver of any of the obligations of any Shareholder under this Voting Agreement, or any breach thereof, shall be effective, unless such waiver is set forth in a written instrument signed by all of the parties hereto. No such written waiver given in any instance shall constitute or be construed as a further or continuing waiver of the performance of the same obligation which is required to be performed at any future date hereunder or of the same breach that may have occurred prior thereto or thereafter or a waiver of any other obligations or covenants of any Shareholder. The delay or failure of any party at any time (i) to exercise any of its rights or remedies available to a Shareholder under this Voting Agreement or any statute, at law or in equity, or (ii) to require performance of any provision of this Voting Agreement by any other party or parties hereto, shall in no manner affect such party’s right to enforce the same at a later time.

6.3 Severability. If any provision of this Voting Agreement shall to any extent be declared invalid, illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Voting Agreement, or the application of such provision in circumstances other than those as to which such provision was declared to be invalid, illegal or unenforceable, shall not be affected thereby, and this Voting Agreement shall in all other respects remain in full force and effect to the maximum extent permitted by law.

6.4 Assignment; Successors and Assigns. No Shareholder shall be entitled to assign any of his/her/its rights or delegate any of his/her/its duties or obligations under this Voting Agreement and any attempt to do so shall be ineffective and shall constitute a material breach of this Voting Agreement. This Voting Agreement shall inure to the benefit of and be binding upon each of the Shareholders and, subject to the foregoing restrictions on assignment and delegation, their respective heirs, successors, permitted assigns, administrators, executors and other legal representatives.

6.5 No Third Party Benefits. Nothing expressed or implied in this Voting Agreement is intended or shall be construed to confer upon or give to any person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Voting Agreement.

6.6 Governing Law. This Voting Agreement shall be governed by, construed in accordance with, and enforced under the laws of the State of Nevada, without regard to choice of laws principles or policies.

6.7 Costs of Suit. In the event that any suit or other action, at law or in equity, is instituted by any party hereto to enforce any of the provisions of this Voting Agreement or resolve any disputes between or among any of the Shareholders with respect to this Voting Agreement, the non-prevailing party or parties shall be obligated to pay all costs and expenses incurred by the prevailing party or parties in connection with the preparation and prosecution and any settlement of any such suit or action, including the reasonable fees and disbursements of the attorneys, accountants and experts of the prevailing party or parties.

6.8 Interpretation, Certain Definitions, and Headings.

(a) This Voting Agreement is the result of arms-length bargaining among the parties, each of whom has been represented in connection with the negotiation of this Voting Agreement by its own legal counsel. Each of the parties further acknowledges that Company’s legal counsel, FitzGerald Yap Kreditor LLP, is representing Company in connection with this Voting Agreement and not any of the Shareholders, individually or as a group.

(b) For purposes of this Voting Agreement, the terms “include” and “including” mean “including but not limited to” or “including without limitation”; (ii) the term “person” shall mean any natural person, corporation, limited liability company, general or limited partnership, trust, estate, any unincorporated association or any other entity; (iii) the term “or” shall not be deemed to be exclusive; and (iv) unless the context indicates otherwise, the terms, “herein,” “hereof,, “herewith,” “hereinafter,” “hereinabove,” and “hereinbelow” and any similar terms shall refer to this Voting Agreement as a whole and not to the particular Section, paragraph or subparagraph or clause in this Voting Agreement where such term or terms may appear.

(c) The Section and paragraph headings in this Voting Agreement are inserted for convenience of reference only and shall not affect, nor shall they be considered in connection with, the construction or application of any of the terms or provisions of this Voting Agreement.

6.9 Further Assurances. During the term of this Voting Agreement, each of the parties to this Voting Agreement shall execute and deliver to the other parties such additional documents or instruments as may be requested at any time or from time to time by any other party to this Voting Agreement to better evidence or effectuate the purposes of this Voting Agreement.

6.10 Entire Agreement. Subject to Section 6.11, this Voting Agreement, including the exhibits hereto, constitutes the full and entire understanding and agreement among the parties with respect to, and supersedes all prior or contemporaneous understandings or agreements, written or oral, among any of the Parties relating to, the subject matter of this Voting Agreement.

6.11 Incorporation by Reference; Conflict. The terms of the Settlement Agreement are hereby incorporated herein by this reference. In the event of a conflict between the Settlement Agreement and this Voting Agreement, the terms of the Settlement Agreement shall control.

6.12 Counterparts. This Voting Agreement may be executed in separate counterparts, each of which executed counterparts, any photocopy or facsimile copies thereof, shall be deemed to be an original, but all of which, together, shall constitute one and the same agreement.

6.13 Exclusive Jurisdiction and Venue. The Parties agree that the Courts of the County of Clark, State of Nevada shall have sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of this Agreement and the transactions contemplated herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, as of the date first written hereinabove.

SITESTAR CORPORATION,	PROXY GROUP
A Nevada corporation

/s/ Frank Erhartic, Jr.	/s/ Jeffrey Moore
By: Frank Erhartic, Jr.	Jeffrey Moore, an individual
Its: Chief Executive Officer, President,
Secretary, and Director

/s/ Frank Erhartic, Jr	/s/ Steven Kiel
Frank Erhartic, Jr., Chief Executive Officer,	Steven Kiel, an individual
President, Secretary, and Director

/s/ Dan Judd	/s/ Jeremy Gold
Dan Judd, Chief Financial Officer and	Jeremy Gold, an individual
Director

/s/ Jeffrey I. Moore, attorney-in-fact for
William T. May, an individual

/s/ Jeffrey I. Moore, attorney-in-fact for
Julia H. Moore, an individual

/s/ Jeffrey I. Moore, attorney-in-fact for
Jay B. Moore, an individual

M & M Investments

/s/ Jeffrey I. Moore
By: Jeffrey I. Moore
Its: Presiding Partner

Arquitos Capital Partners, LP

/s/ Steven L. Kiel
By: Steven L. Kiel
Its: Managing Member of the GP

Arquitos Capital Management, LLC

/s/ Steven L. Kiel
By: Steven L. Kiel
Its: President

Alesia Asset Management LLC

/s/ Jeremy Gold
By: Jeremy Gold
Its: Managing Member

/s/ Christopher Olin
Christopher Olin, an individual

EXHIBIT A

RESTRICTIVE LEGEND

Pursuant to Section 4.1 of this Voting Agreement, the following legend shall be placed on the share certificate(s) or delivered to all brokers holding shares in street name evidencing the Company Shares owned by each Shareholder on the date or at any time during the term of this Voting Agreement:

“THE SHARES OF THIS CORPORATION OWNED BY THIS SHAREHOLDER ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES REPRESENTED HEREBY. A COPY OF THE VOTING AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”